Exhibit 10.16

AGROZ INC.

No.2, Lorong Teknologi 3/4A,
Taman Sains Selangor,
Kota Damansara, 47810
Petaling Jaya, Selangor

Ref: AI/HR/2024/12/003

24th DECEMBER 2024

SIM MAY JIN

831028-14-6050

NO 88 LORONG DELIMA 15A

BANDAR PARKLANDS

41200 KLANG

SELANGOR DARUL EHSAN

Dear Ms Sim May Jin,

LETTER OF OFFER AS CHIEF FINANCIAL OFFICER

We are pleased to offer you the position of Chief Financial Officer (CFO) with Agroz Inc. commencing from 1st January 2025 on the following terms and conditions:

1.	REPORTING LINE

Your immediate supervisor is Gerard Lim Kim Meng (Executive Director)

2.	WORKING HOURS

The office normal operational hours will be as follows:-

Monday to Friday	:	(9 a.m. to 6.00 p.m.)

Saturday (alternate)	:	(9 a.m. to 2.00 p.m.)

Lunch Break	:	(1 p.m. to 2.00 p.m.)

The management reserves the right to vary the working hours as and when the need arises to suit the operations of the Company. Overtime rate applicable as prescribed by the Employment Act 1955

3.	SALARY & CLAIMS

You shall be paid a salary of RM 20,000.00 (Ringgit Malaysia : Twenty Thousand Only) per month.

You are entitled to claims for any company related expenditure you incur provided you submit the expenditure receipts and obtain approval from your immediately superior.

4.	STATUTORY OBLIGATIONS

You shall contribute to EPF, SOCSO, EIS and PCB a per statutory rates and the Company shall contribute the employer’s share as required by the ordinances.

5.	PROBATION

You shall serve a probation period of three (3) months from commencement date of employment during which time your immediate superior will evaluate your performance. Probation may further extend for a month, if deemed necessary.

Written confirmation shall follow upon successful completion of probationary period. In absence of such notification, it shall be deemed that your probation continues until you are notified otherwise.

6.	PERFORMANCE REVIEWS

Upon your confirmation, your performance will be reviewed on an annual basis.

7.	FITNESS OF EMPLOYMENT

Though you are not required to be medically examined, you are required to declare your fitness for employment and further required to disclose any illness, medical or physical disability which you have suffered or which you are suffering from which would affect your fitness for employment. Should it be found after employment that you have misrepresented or not disclosed, inter alia, material facts regarding any illness, medical or physical disability, it shall be deemed to be sufficient cause for the Company to terminate your services without notice and the Company hall not be liable to any claims for benefit thereafter.

8.	ANNUAL LEAVE

Your annual leave will be as stipulated below:

Years of Service
Category	Below 2 Years	2-5 Years	Above 5 Years
Entitled Leave	14 days	15 days	16 days

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Unutilized Annual leave will not be carried forward to the following year nor compensated in monetary term.

9.	MEDICAL LEAVE

You are entitled to medical leave as stipulated below:

	Years of Service
Category	Below 2 Years	2-5 Years	Above 5 Years
Entitled Leave	14	18	22

Unutilized medical leave will not be carried forward to the following year nor compensated in monetary term.

In cases where hospitalisation is required, employees covered under the Employment Act are entitled to 60 days of hospitalisation per year, on top of paid sick leave entitlement. This must be certified by a registered medical practitioner, officer, or dental surgeon.

Your medical expenses shall be claimable of up to RM500 per annum. No medical expenses borne by the Company shall include expenses for optical and dental treatment.

10.	MATERNITY & PATERNITY LEAVE

Female employees are entitled to 98 consecutive days paid maternity leave. However, it shall not commence earlier than 30 days immediately preceding her confinement, or later than the day immediately following her confinement.

Male employees are entitled to seven consecutive days of paternity leave.

Kindly refer to the Employment (Amendment) Act 2022 for all and any other provisions with regards to maternity/paternity leave.

11.	SPECIAL LEAVE POLICY

As part of the employment terms with Agroz Group Sdn Bhd, the following special leave benefits are provided:

I.	Haj Leave

●	Employees are entitled to two (2) days of special paid leave for performing Haj.

●	Any additional leave days taken will first be deducted from the employee’s annual leave balance, and the remaining will be considered unpaid leave.

II.	Marriage Leave

●	Employees are entitled to two (2) days of special paid leave for their wedding.

●	Proof of marriage (wedding invitation or marriage certificate) must be submitted to Human Resources.

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III.	Compassionate Leave

●	Employees are entitled to two (2) days of special paid leave in the event of the death of an immediate family member (parents, spouses, siblings, children, or grandparents).

●	A valid death certificate

12.	JOB ALLOCATION

Notwithstanding your job position, you may be required, when deemed necessary by the Company to work in any farm location in Selangor/KL on a temporary basis or otherwise.

13.	RETRENCHMENT

Where retrenchment exercise is necessary, the Company shall adopt the industry practise with regards to this. Compensation for retrenchment shall not be less than one (1) month alary for every year of service.

14.	DUTIES AND CONFLICT OF INTEREST

Whilst employed, you are required to attend to the business of the Company faithfully, diligently and to perform all duties that have been assigned to you to the best of your abilities.

You must disclose in writing to your immediate supervisor and the Human Resources department:

a)	Any existing business relationships with the Company, its vendors, suppliers, or competitors that pre-date your employment

b)	Any new potential business relationships, investments, or activities that may create an actual conflict with your duties to the Company

c)	Any situation where you may be required to make a business decision that could benefit you, your family members, or your business interests

The Company acknowledges that pre-existing business relationships may exist and will work with you to establish appropriate protocols to manage such relationships in a way that protects both parties' interests. This may include:

●	Establishing clear boundaries between your role as an employee and any external business interests

●	Implementing specific approval processes for transactions involving disclosed relationships

●	Creating documentation trails for decisions involving disclosed interests

●	Delegating certain decisions to independent parties when appropriate

The Company reserves the right to request additional information about disclosed relationships and to require reasonable modifications to arrangements that create actual conflicts of interest.

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15.	NON-DISCLOSURE OF CONFIDENTIAL AND TRADE SECRETS

Without the prior consent of the Company or excepts as authorised or required in the course of the performance of your duties, you shall not disclose, reveal or make available, directly or indirectly to third parties any confidential operations, processes or dealings, any trade secrets or any information concerning the business, finances, transactions or affairs of the Company, or its parent Company or any of its subsidiaries or associate companies, which may come to your knowledge during your employment with the Company and you shall keep with complete secrecy all confidential information and matters entrusted to you and shall not use or attempt to use any information in any manner which may injure or cause loss either directly or indirectly to the Company or its business or may be likely so to do. You are also required to keep in confidence matters regarding your salary and benefit remuneration or any other entitlement granted to you by the Company from time to time.

This restriction shall continue to apply after your cessation of employment with the Company without limit in point of time but shall cease to apply to information or knowledge which may come into public domain.

Upon cessation of your employment with the Company, you shall return all documents, data or other requisites, confidential or otherwise, obtained or made by you during the course of your employment with the Company, pertaining to the business of the Company.

16.	TERMINATION OF CONTRACT

While we hope and expect that this will be the beginning of a long and rewarding employment relationship, you should be aware that either you or the Company may terminate the employment relationship at any time, by written notice, for any reason.

Both the Company and the employee, who is confirmed for regular employment, are required to provide two (2) month’s written notice. Such notice may however be waived, without payment in lieu, upon the mutual consent of parties.

17.	STAFF TRAINING OR COMPANY TRIP

When possible, it is at the sole discretion of the Company and Company Policy to provide training or company trip. As such, you may be sent for specialized training or participate in any company trip, either locally and/or overseas. Should the Employee resign within the next twelve (12) months after the overseas training or company trip, or resign within the next six (6) months from the date of commencement of the local training or trip, the Employee is required to compensate the Company by paying back all the related expenses incurred on the Employee. However, should the Employee be dismissed for whatsoever reason, the Employee is not required to repay the Company for the training and/or company trip expenses incurred.

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18.	TERMINATION OF CAUSE

Any unreasonable misconduct, negligence and/or abandonment of duties or non-compliance with any of the terms and conditions of this contract by the employee shall constitute ground for immediate termination of employment. Should such a situation arise, all payments to or on behalf of the employee shall cease as of the date of termination.

19.	ABSENCE FROM WORK

Absence from work without prior approval or proper reason shall constitute just cause for the Company to terminate the contract.

20.	INTELLECTUAL PROPERTY AND RIGHTS

All intellectual property and proprietary rights in the Company shall be vested in the Company. Your only interest on such rights will cease upon resignation, dismissal or any other form of termination of employment affected by the Employee or the Company.

21.	TRANSFERABILITY

At the discretion of the Management, you may be transferred from one position to another within the Company or within the Group of Companies.

22.	OTHER TERMS AND CONDITIONS

The Company reserves the right to introduce, modify, amend or annul any terms and conditions at any time during its operations. Any such changes shall be notified by issuance of circulars, memorandums or other instructions by whatever means from time to time, will form part of the terms and conditions of employment.

23.	SUPERSESSION CLAUSE

This offer letter supersedes and replaces all prior agreements, communications, and employment terms provided in previous letters or documents. The terms

24.	ACCEPTANCE OF OFFER

Please confirm the acceptance of the above offer by signing and returning the duplicate copy of this letter within five (5) days from the date of this letter, failing which our offer shall lapse.

We are confident that you will immediately be a key contributor to our organisation. We welcome you to Agroz Inc. and we look forward to your long-term career development with us.

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Yours Sincerely

/s/ Gerard Lim Kim Meng
Gerard Lim Kim Meng
Executive Director

I, Sim May Jin (NRIC No.: 831028-14-6050), hereby accept the above terms and conditions.

/s/ SIM MAY JIN
Name :	SIM MAY JIN
IC :	831028-14-6050
Date :	29.12.2024

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